[UPR LOGO]

October 6, 1997

Dear Pennzoil Shareholder:

Union Pacific Resources Group Inc. (UPR) today revised its offer to acquire Pennzoil Company. We are now offering $84 per share in cash for all shares. Our offer is not subject to financing.

This all cash offer presents two clear alternatives for you and all other Pennzoil shareholders:

         a)   receive $84 per share in cash today, or

         b) hold Pennzoil stock indefinitely in the hope that, sometime in the future, Pennzoil's secret strategic plan might provide more than $84 per share in present value.

Pennzoil's refusal to remove its poison pill and other takeover defenses is the only obstacle that prevents its shareholders from having the opportunity to choose between our $84 cash offer and Pennzoil's plan.

I urge you to:

         1)    tender your shares to UPR, and

         2) contact Pennzoil Directors now to tell them to begin negotiations with UPR. (A contact list for the Pennzoil Board is attached.)

We believe our $84 per share cash offer fully and fairly values all of Pennzoil's businesses. Clearly, industry analysts and Pennzoil's own shareholders overwhelmingly agree.

Pennzoil has claimed, as an excuse for denying its shareholders the opportunity to accept our offer, that we have underestimated the long-term potential of Pennzoil's international (i.e., non-North American) exploration and production assets. Based on our own assessment, we disagree. However, if Pennzoil will begin negotiations, UPR is prepared to consider a transaction structure which would provide Pennzoil shareholders the opportunity to benefit directly from a future increase in value, if it occurs, of Pennzoil's international E&P assets, above the $600 million in value that UPR has ascribed to those assets.

This international valuation assumes the commercial viability of Pennzoil's high-profile Karabakh prospect in the Caspian Sea. Pennzoil has indicated that the results from the first exploratory well should be known soon.

For your information, I am enclosing a copy of the letter I sent today to Pennzoil CEO Jim Pate. If you have any questions regarding UPR's tender offer, call Morrow & Co., UPR's information agent, at 1-800-662-5200.


Sincerely,

/s/ Jack L. Messman

Jack L. Messman




P.S. You can make the difference. Contact the Pennzoil Board today, before it meets to consider UPR's offer.



This letter is not an offer to purchase shares of Pennzoil, nor is it an offer to sell any securities which may be issued in a merger involving Pennzoil and a subsidiary of UPR. The cash tender offer by a subsidiary of UPR to acquire all of Pennzoil's common shares will be made solely by the Offer to Purchase, the Supplement thereto, and the related Letter of Transmittal. Any issuance of securities in any merger involving Pennzoil and a subsidiary of UPR would have to be registered under the Securities Act of 1933, as amended, and such securities would be offered only by means of a prospectus complying with such Act.

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                                 Office
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Howard H. Baker, Jr.             Baker, Donelson, Bearman & Caldwell
                                 801 Pennsylvania Avenue, N.W.
                                 Suite 800
                                 Washington, D.C. 20004
                                 202-508-3400
                                 202-508-3402 (Fax)
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W. J. Bovaird                    c/o Pennzoil Company
                                 700 Milam
                                 P.O. Box 2967
                                 Houston, Texas 77252
                                 713-546-8966
                                 713-546-6050 (Fax)
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W. L. Lyons Brown, Jr.           c/o Pennzoil Company
                                 700 Milam
                                 P.O. Box 2967
                                 Houston, Texas 77252
                                 713-546-8966
                                 713-546-6050 (Fax)
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Harry H. Cullen                  Harry H. Cullen
                                 P.O. Box 3331
                                 Houston, Texas 77253-3331
                                 713-651-8844
                                 713-651-8866 (Fax)
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Ernest H. Cockrell               Cockrell Oil Corporation
                                 1600 Smith, Ste. 4600
                                 Houston, Texas 77002-7348
                                 713-209-7300
                                 713-209-7450 (Fax)
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Alfonso Fanjul                   Okeelanta Corporation
                                 P.O. Box 1059
                                 Palm Beach, Florida 33480
                                 for FEDERAL EXPRESS:
                                 316 Royal Poinclana Plaza
                                 561-655-6303
                                 561-659-3206 (Fax)
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Berdon Lawrence                  Hollywood Marine Inc.
                                 55 Waugh Dr., Ste. 1000
                                 Houston, Texas 77007-5840
                                 713-868-1661
                                 713-868-6422 (Fax)
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James L. Pate                    Pennzoil Company
                                 700 Milam
                                 P.O. Box 2967
                                 Houston, Texas 77252
                                 713-546-8966
                                 713-546-6050 (Fax)
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Gen. Brent Scowcroft             1750 K Street, N.W.
                                 Suite 800
                                 Washington, D.C.  20006
                                 202-296-9365
                                 202-296-9395 (Fax)
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Gerald B. Smith                  Smith, Graham & Co.
                                 Texas Commerce Tower
                                 600 Travis, Ste. 6900
                                 Houston, Texas 77002
                                 713-227-1100
                                 713-223-0844 (Fax)
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Cyril Wagner, Jr.                Wagner & Brown, LTD
                                 Oil Gas Production
                                 P.O. Box 1714
                                 300 Marienfeld Street, Ste. 1100
                                 Midland, Texas 79701
                                 915-682-7936
                                 915-686-5928 (Fax)
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